Printworks, Inc. (dba Pacific Print Works)
Pacific, Print and Embroidery, LLC
2035 N.E. 181st
Gresham, OR  97230

Fan-Tastic, Inc.
Fan-A-Mania, Inc.
3855 S. 500 W., Suite R
Salt Lake City, UT  84115